CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2013	$200,000,000	$22,920
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(2)
Dated December 12, 2011 to	Registration No. 333-173364
PROSPECTUS SUPPLEMENT
Dated April 7, 2011 and
PROSPECTUS
Dated April 7, 2011
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2013

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2013
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date/Pricing Effective Time:	December 12, 2011
Settlement Date (Original Issue Date):	December 15, 2011
Maturity Date:	December 11, 2013
Principal Amount:	$200,000,000
Price to Public (Issue Price):	100.00%
Dealers’ Commission:	0.10% (10 basis points) of the principal amount
All-in-price:	99.90%
Net Proceeds to Issuer:	$199,800,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ 30 basis points (0.30%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A

Minimum Interest Rate:	N/A
Interest Reset Periods and Dates:	Quarterly on the 11th of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 11th of March, June, September and December of each year, commencing March 11, 2012 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (50.00%)
J.P. Morgan Securities LLC (50.00%)
Billing and Delivery Agent:	J.P. Morgan Securities LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L4Z1
Other Terms:	N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.